ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2011 RESULTS

SOLON, Ohio, August 15, 2011 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the second quarter ended June 30, 2011.

Financial and operating highlights for the second quarter of 2011 include the following:

•	Net sales of $8.2 million compared to $9.0 million for the second quarter 2010.

•	Net loss of $1.2 million improved $0.6 million from the second quarter’s 2010 net loss of $1.8 million.

•	The company finished the quarter with a balance sheet showing cash in the amount of $1.0 million and total shareholders’ equity of $3.4 million.

•	Cash utilization for the second quarter of 2011 was $0.6 million as compared to a cash increase in the second quarter of 2010 of $0.3 million.

•	Operating expenses decreased 21% compared to the second quarter of 2010.

The forecast for Q3 2011 includes the following:

•	Sales to range between $6 million and $7 million in Q3 2011.

•	Net cash utilization for Q3 2011 is expected to be less than $1 million. The Company expects to raise between $1 million and $2 million in Q3 2011.

Second quarter sales were 9% lower than last year’s second quarter sales and the net loss was reduced by $0.6 million from the prior year’s second quarter. Further, net sales increased 50% over the first quarter of 2011 sales and the net loss was reduced by $1.6 million over the same period. The improvement over the first quarter’s 2011 results was due to higher sales across all business units and a 34% reduction in operating expenses.

“Our military business continued to perform well in the second quarter and we are delighted to have been awarded a $23 million contract to supply IntelliTube™ product to the U.S. Navy, said Joe Kaveski, Energy Focus CEO. “This is a tremendous business opportunity for Energy Focus which we estimate to exceed $300 million for the U.S. Fleet alone.” (See http://www.wkyc.com/video/default.aspx?bctid=1110583685001 for NBC affiliate WKYC’s news story on Energy Focus and the Navy contract.)

“Additionally we’ve submitted our LED Retrofit Kit for Wallpacks for DesignLights™ Consortium Qualified Products (DLC) listing allowing it to qualify for energy saving utility rebates, which should allow us further growth opportunities over the remainder of 2011.”

Energy Focus, Inc. will host a conference call on Monday, August 15, 2011 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter 2011 financial results, followed by a Q & A session. The call can be accessed by dialing (888) 523-1245 (US and Canada) or (719) 457-2652 (International/Local). The conference ID number is 7538564. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting August 15, 2011 and will remain available for 3 months.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

Energy Focus, Inc., Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	June 30,	December 31,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$906	$3,979
Restricted cash	63	128
Accounts receivable trade, net of allowances of $307 in 2011
and $446 in 2010	4,352	5,483
Retainage receivable	848	731
Inventories, net	3,295	2,543
Costs in excess of billings	69	22
Prepaid and other current assets	642	632

Total current assets	10,175	13,518
Property and equipment, net	2,318	2,446
Goodwill	672	672
Intangible assets, net	1,352	1,677
Collateralized assets	2,000	2,000
Other assets	28	61

Total assets	$16,545	$20,374

LIABILITIES
Current liabilities:
Accounts payable	$6,350	$7,167
Accrued liabilities	2,206	2,358
Deferred revenue	1,343	1,214
Billings in excess of costs	252	297
Current portion of long-term borrowings	562	481

Total current liabilities	10,713	11,517
Other deferred liabilities	42	28
Acquisition-related contingent liabilities	658	827
Long-term borrowings	1,724	1,344

Total liabilities	13,137	13,716
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2011 and 2010
Issued and outstanding: no shares in 2011 and 2010	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2011 and 2010
Issued and outstanding: 24,845,000 at June 30, 2011 and
23,962,000 at December 31, 2010	1	1
Additional paid-in capital	75,801	75,094
Accumulated other comprehensive income	452	423
Accumulated deficit	(72,846)	(68,860)

Total shareholders’ equity	3,408	6,658

Total liabilities and shareholders’ equity	$16,545	$20,374

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$8,193	$8,958	$13,653	$17,315
Cost of sales	6,645	7,390	10,946	14,352

Gross profit	1,548	1,568	2,707	2,963
Operating expenses (income):
Research and development	(131)	(134)	134	(79)
Sales and marketing	1,636	1,518	3,571	3,137
General and administrative	1,044	1,516	2,622	3,195
Valuation of equity instruments	—	329	56	1,750
Restructuring charges	—	—	—	26

Total operating expenses	2,549	3,229	6,383	8,029

Loss from operations	(1,001)	(1,661)	(3,676)	(5,066)
Other income (expense):
Other income (expense)	22	(1)	71	(66)
Interest expense	(190)	(148)	(372)	(247)

Loss before income taxes	(1,169)	(1,810)	(3,977)	(5,379)
Provision for income taxes	(4)	(2)	(9)	(3)

Net loss	$(1,173)	$(1,812)	$(3,986)	$(5,382)

Net loss per share — basic and diluted	$(0.04)	$(0.08)	$(0.16)	$(0.25)

Shares used in computing net loss per share -
basic and diluted	24,754	22,582	24,490	21,953